SmileDirectClub Reports Second Quarter 2023 Financial Results
Fourth Consecutive Quarter With Improved Year-Over-Year EPS and Adjusted EBITDA

NASHVILLE, Tenn., August 8, 2023 -- SmileDirectClub, Inc. (Nasdaq: SDC), the next generation oral care company with the first medtech platform for teeth straightening, today announced its financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Financial Highlights

•Total revenue of $102 million, a 15.0% decrease over the first quarter of 2023 and a decrease of 19.1% over the prior year period. The sequential seasonal decline improved compared to last year despite the first quarter of 2023 overperforming expectations.
•Net loss improvement of $12 million over the prior year period at $(54) million in the second quarter of 2023
•Adjusted EBITDA improvement of $13 million over the first quarter of 2023, and an improvement of $10 million over the prior year period at $(14) million in the second quarter of 2023. This marks the fourth straight quarter of year-over-over improved Adjusted EBITDA; the Company is on track to deliver positive Adjusted EBITDA in the third quarter of 2023.
•Diluted EPS improvement of $0.04 over the prior year period at $(0.13) in the second quarter of 2023.
•Net cash used in operating activities was $(18) million, a decrease of $15 million over the first quarter of 2023 and consistent with the prior year period.
•Free Cash Flow defined as net cash used in operating activities less net cash used in investing activities, improvement of $13 million from the first quarter of 2023 and an improvement of $8 million over the prior year period at $(28) million in the second quarter of 2023. This marks the fifth straight quarter of year-over-over improved Free Cash Flow; the Company is on track to deliver positive Free Cash Flow in the fourth quarter of 2023.

Key Operating Metrics and Strategic Highlights

•Second quarter unique aligner shipments of 46,774, a 21.6% sequential decrease over 59,645 shipments in the first quarter of 2023, in line with historical first quarter to second quarter seasonal trends.
•Second quarter average aligner gross sales price (“ASP”) of $1,976 compared to $1,949 for the first quarter of 2023.
•Implemented a new $10 million founder funded revolving credit facility to be used for working capital and to fund the recently launched SMP and CarePlus initiatives.

“We are pleased to announce our fourth straight quarter of year-over-year adjusted EBITDA improvement and fifth straight quarter of improved year-over-year free cash flow financial results,” said David Katzman, Chief Executive Officer and Chairman of SmileDirectClub. “Despite the continuing macroeconomic challenges, we have maintained cost control discipline to deliver stronger bottom-line results on challenging revenue trends. We remain on track to achieving EBITDA profitability in the third quarter and positive cash flow run rates by the end of the year.”

Katzman added, “I’m also happy to share that in late May, we launched our innovative AI-powered SmileMaker Platform mobile scanning app for 3D treatment planning in the U.S. Additionally, CarePlus, our premium hybrid in-person and remote aligner product, will be available in all of our U.S. SmileShop locations and select Partner Network offices by the end of August. Customers at our SmileShops will have the option to select SmileDirectClub’s original telehealth-powered Care aligners or choose the premium CarePlus option, which includes access to a local dentist or orthodontist for in-person check-ins, a dedicated 24/7 Concierge customer care team, expedited aligner shipping and the enhanced comfort of scalloped-edge aligners and retainers.”

Business Outlook

SmileDirectClub’s mission is to democratize access to a smile each and every person loves by making it affordable and convenient for everyone. The aspirational vision of the Company’s organization is to become the “world’s leading oral health brand by helping more people realize the life changing potential of a confident smile.” SmileDirectClub’s vision and mission are much greater than manufacturing and marketing clear aligners. Every decision and investment the Company has made is to support and expand this mission and enable its long-term growth potential. For SmileDirectClub to realize the Company’s vision through its mission, the Company must expand its reach within and beyond the Company’s existing core customer base. Expanding reach comes through continuously bringing transformative innovation to the market across an entire portfolio of both consumer facing and non-consumer facing innovations, including the Company’s SmileMaker Platform mobile scanning app for 3D treatment planning, its hybrid aligner offering CarePlus, the SmileDirectClub Partner Network, aligner product innovations, and oral care solutions, including our industry leading whitening and flosser products. SmileDirectClub possesses the unique assets and innovation to disrupt the incumbents, the agility to adjust to the needs of our customers, and a sustainable brand that is top of mind with consumers.

Both of the Company’s 2023 growth initiatives, SmileMaker Platform and CarePlus, are now available in the U.S. market. After a pilot launch of the application in Australia at the end of November 2022, the Company introduced SMP to the U.S. in late May 2023 and began to scale sales and marketing efforts in July to drive awareness and adoption with U.S. consumers. The SmileMaker Platform (SMP) leverages advanced Artificial Intelligence (AI) technology to show consumers their potential smile transformation within minutes. Consumers download the SmileDirectClub App, and capture a 3D scan of their teeth, bite and alignment using their phone’s camera. This technology is an industry first, upgrading current 2D remote scanning options and introducing real-time AI to capture a 3D view of the teeth. Within minutes of completing a scan, consumers receive their “Custom Smile Plan” showing their potential new smile, and an estimated time frame to achieve results. The SMP app leverages the Company’s treatment planning data from creating more than 2 million smiles and is part of the Company’s growing AI capabilities within its innovation portfolio, helping SmileDirectClub transform the oral care industry by making teeth straightening more accessible, convenient, and affordable.

The second key growth initiative now available in the U.S. market is CarePlus, which is a premium, high-touch, tech-forward option in orthodontic care with greater flexibility and choice through a combination of both in-person and virtual patient management, value added services, and concierge-level care from SmileDirectClub’s network of licensed dentists, orthodontists, hygienists, and dental assistants. The CarePlus go-to-market strategy leverages the growing SmileShop retail footprint to offer consumers the option of choosing SDC’s original remote Care or the premium CarePlus option, with its hybrid remote and in-person care. This provides added synergies by serving as an additional educational and sales channel for the CarePlus solution between SmileShops and the Company’s expanding Partner Network practices which deliver the CarePlus in-person care. CarePlus will be available in all U.S. SmileShop locations by the end of August and in the U.K. in the back half of 2023.

The Company has been issued 50 patents and counting for its innovations in orthodontic treatment planning, aligner manufacturing, smile scanning technologies, its proprietary telehealth platform and a variety of other areas. There are many more patents pending in the pipeline in both the U.S. and abroad on various technologies relating to AI-powered data and 3D image capture, intraoral scanning, monitoring, manufacturing, and consumer products. In addition, the Company has enabled treatment for over 2 million customers, built the only end-to-end vertically integrated platform for the consumer at scale, created a dental Partner Network with over 1,150 global practices that are live or pending training, delivered oral care products available at over 16,300 retail stores worldwide, and remains the strongest teledentistry brand with continued high brand awareness.

When consumers are considering straightening their teeth, they typically do one or all of the following: search online to understand their options; ask a dentist; ask a friend or family member which option they should choose. Based on the Company’s research, consumers have noted its product and customer experience is nearly identical to Invisalign, less expensive, and more convenient. Compared to other teledentistry platforms, research showed that significantly fewer customers would recommend those brands to their friends and family compared with SmileDirectClub customer recommendations. A 2022 consumer brand survey separately noted that SmileDirectClub’s unaided and aided brand awareness continues to increase from and surpass its teledentistry competitors and close in on the brand awareness recognition of category originator Invisalign. Additionally, the Company’s pioneering telehealth platform was recently recognized by MedTech Breakthrough, winning the “Best Telehealth Platform” award in 2022.

In addition to these investments to create the next generation of oral care and influence consumer decision making, the Company will continue to make strategic investments in penetrating new demographics to drive controlled profitable growth, while also executing against its profitability goals. Lastly, favorable industry dynamics continue to increase with broader acceptance of telehealth, and specifically teledentistry, minimal penetration against the total addressable market, and clear aligners gaining share in the overall industry.

As disclosed in the 10-Q filing, SDC has entered into, and its board has approved, a founder funded revolving credit facility in the amount of $10.0 million to provide working capital as the Company continues to work toward restructuring its balance sheet. As reported previously, the goal of any financing transaction the Company would enter into will be focused on improving capital structure by bringing in additional funding while lowering overall debt.

Revised Full Year 2023 Guidance

The Company updated its guidance as well as its assumptions underlying that guidance for the year ended December 31, 2023, previously provided on February 28, 2023.

Challenges to consumer spending and sustained high inflation continue to impact overall expected demand in 2023 for SDC’s core business. The full year 2023 costs and capital outlook now includes contributions from the 2023 rollout of the SmileMaker Platform and launch of the CarePlus solution which the Company continues to scale and will contribute to financial results in the back half of the year (see Company’s supplemental earnings presentation for more insights regarding these assumptions):

2023 Guidance
Revenue	$425M to $475M
Gross Margin	73.0% to 76.0%
Adjusted EBITDA	($40M) to ($10M)
Capex	$30M to $35M
One-Time Costs	$12M to $15M

Conference Call Information

SmileDirectClub Second Quarter 2023 Conference Call Details

Date:	August 9, 2023
Time:	8:00 a.m. Eastern Time (7:00 a.m. Central Time)
Dial-In:	1-877-407-9208 (domestic) or 1-201-493-6784 (international)
Webcast:	Visit “Events and Presentations” section of the company’s IR page at http://investors.smiledirectclub.com

A replay of the call may be accessed the same day from 11 a.m. Eastern Time on Wednesday, August 9, 2023 until 11:59 p.m. Eastern Time on Wednesday, August 23, 2023 by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the replay PIN: 13739911. A copy of the second quarter results supplemental earnings presentation and an archived version of the call, when completed, will also be available on the Investor Relations section of SmileDirectClub’s website at investors.smiledirectclub.com.

Forward-Looking Statements

This earnings release contains forward-looking statements. All statements other than statements of historical facts may be forward-looking statements. Forward-looking statements generally relate to future events and include, without limitation, projections, forecasts and estimates about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans, and objectives. Some of these statements may include words such as “expects,” “anticipates,” “believes,” “estimates,” “targets,” “plans,” “potential,” “intends,” “projects,” and “indicates.”

Although they reflect our current, good faith expectations, these forward-looking statements are not a guarantee of future performance, and involve a number of risks, uncertainties, estimates, and assumptions, which are difficult to predict. Some of the factors that may cause actual outcomes and results to differ materially from those expressed in, or implied by, the forward-looking statements include, but are not necessarily limited to: the current noncompliance with the minimum bid requirement pursuant to the Nasdaq Listing Rules; our ability to consummate our convertible note exchange and secure additional financing, the duration and magnitude of the COVID-19 pandemic and related containment measures; our management of growth; the execution of our business strategies, implementation of new initiatives, and improved efficiency; our sales and marketing efforts; our manufacturing capacity, performance, and cost; our ability to obtain future regulatory approvals; our financial estimates and needs for additional financing; consumer acceptance of and competition for our clear aligners; our relationships with retail partners and insurance carriers; our R&D, commercialization, and other activities and expenditures; the methodologies, models, assumptions, and estimates we use to prepare our financial statements, make business decisions, and manage risks; laws and regulations governing remote healthcare and the practice of dentistry; our relationships with vendors; the security of our operating systems and infrastructure; our risk management framework; our cash and capital needs; our intellectual property position; our exposure to claims and legal proceedings; and other factors described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2022.

About SmileDirectClub

SmileDirectClub, Inc. (Nasdaq: SDC) (“SmileDirectClub”) is an oral care company and creator of the first med tech platform for teeth straightening. Through its cutting-edge AI-powered technology and vertically integrated telehealth model, SmileDirectClub is revolutionizing the oral care industry. SmileDirectClub’s mission is to democratize access to a smile each and every person loves by making it affordable and convenient for everyone. SmileDirectClub is headquartered in Nashville, Tennessee, USA. For more information, please visit SmileDirectClub.com.

Investor Relations:
Michael Bryk
Vice President, Finance

Jonathan Fleetwood
Director, Investor Relations
investorrelations@smiledirectclub.com

Media Relations:
Kim Atkinson
Senior Vice President, Global Communications
press@smiledirectclub.com

SmileDirectClub, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(unaudited)

	June 30,	December 31,
	2023	2022
ASSETS
Cash	$28,934	$93,120
Accounts receivable, net	130,131	143,082
Inventories	35,557	44,387
Prepaid and other current assets	17,871	16,830
Total current assets	212,493	297,419
Restricted cash	29,058	25,278
Accounts receivable, net, non-current	48,646	45,168
Property, plant and equipment, net	175,078	190,087
Operating lease right-of-use assets	13,309	21,141
Other assets	20,128	17,970
Total assets	$498,712	$597,063
LIABILITIES AND EQUITY (DEFICIT)

Accounts payable	$35,686	$30,513
Accrued liabilities	54,524	65,937
Deferred revenue	14,909	13,646
Other current liabilities	6,608	6,704
Total current liabilities	111,727	116,800
Long-term debt, net of current portion	863,412	849,379
Operating lease liabilities, net of current portion	13,265	16,082
Other long-term liabilities	419	—
Total liabilities	988,823	982,261
Equity (Deficit)
Class A common stock, par value $0.0001 and 133,603,162 shares issued and outstanding at June 30, 2023 and 124,785,562 shares issued and outstanding at December 31, 2022	13	12
Class B common stock, par value $0.0001 and 268,623,501 shares issued and outstanding at June 30, 2023 and 268,823,501 shares issued and outstanding at December 31, 2022	27	27
Additional paid-in-capital	489,344	475,034
Accumulated other comprehensive income	439	430
Accumulated deficit	(420,918)	(381,725)
Noncontrolling interest	(576,636)	(496,596)
Warrants	17,620	17,620
Total equity (deficit)	(490,111)	(385,198)
Total liabilities and equity (deficit)	$498,712	$597,063

SmileDirectClub, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue, net	$94,702	$116,802	$207,537	$259,314
Financing revenue	7,096	8,994	14,038	18,128
Total revenues	101,798	125,796	221,575	277,442
Cost of revenues	28,884	34,075	61,776	77,141
Gross profit	72,914	91,721	159,799	200,301
Marketing and selling expenses	49,646	71,191	121,847	167,902
General and administrative expenses	59,748	72,320	124,912	143,113
Lease abandonment and impairment of long-lived assets	4,811	—	5,758	1,232
Restructuring and other related costs	3,709	3,168	11,463	14,700
Loss from operations	(45,000)	(54,958)	(104,181)	(126,646)
Interest expense	8,527	4,454	16,236	6,010
Other expense (income)	(223)	5,818	(1,707)	7,241
Net loss before provision for income tax expense (benefit)	(53,304)	(65,230)	(118,710)	(139,897)
Provision for income tax expense (benefit)	492	256	813	(1,207)
Net loss	(53,796)	(65,486)	(119,523)	(138,690)
Net loss attributable to noncontrolling interest	(36,022)	(45,181)	(80,330)	(95,804)
Net loss attributable to SmileDirectClub, Inc.	$(17,774)	$(20,305)	$(39,193)	$(42,886)

Earnings (loss) per share of Class A common stock:
Basic	$(0.13)	$(0.17)	$(0.30)	$(0.36)
Diluted	$(0.13)	$(0.17)	$(0.30)	$(0.36)

Weighted average shares outstanding:
Basic	132,422,182	120,818,400	131,103,171	120,507,211
Diluted	401,045,683	389,665,923	399,823,910	389,483,239

SmileDirectClub, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2023	2022
Operating Activities
Net loss	$(119,523)	$(138,690)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	31,391	38,496
Deferred loan cost amortization	3,484	2,329
Equity-based compensation	11,975	13,866
Paid in kind interest expense	2,549	—
Asset impairment and related charges	5,836	6,300
Other non-cash operating activities	2,968	1,102
Changes in operating assets and liabilities:
Accounts receivable	9,473	22,147
Inventories	8,762	(2,307)
Prepaid and other current assets	(3,045)	(6,377)
Accounts payable	5,436	16,726
Accrued liabilities	(10,987)	(29,790)
Deferred revenue	1,263	(2,906)
Net cash used in operating activities	(50,418)	(79,104)
Investing Activities
Purchases of property, plant and equipment	(18,285)	(32,872)
Net cash used in investing activities	(18,285)	(32,872)
Financing Activities
Repurchase of Class A shares to cover employee tax withholdings	(715)	(2,340)
Proceeds from sale of Class A common stock under public offerings	798	—
Proceeds from stock purchase plan	276	429
Borrowings of long-term debt	8,000	54,920
Payments of issuance costs	—	(5,426)
Payments of finance leases	—	(4,808)
Other	32	2,553
Net cash provided by financing activities	8,391	45,328
Effect of exchange rates change on cash flow activities	(94)	52
Decrease in cash and restricted cash	(60,406)	(66,596)
Cash and restricted cash at beginning of period	118,398	224,860
Cash and restricted cash at end of period	$57,992	$158,264

Use of Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures, including adjusted EBITDA (“Adjusted EBITDA”) and Free Cash Flow. We provide a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures below and in our Current Report on Form 8-K announcing our quarterly earnings results, which can be found on the SEC’s website at www.sec.gov and our website at investors.smiledirectclub.com. We do not provide a reconciliation of forward-looking Adjusted EBITDA to the most directly comparable GAAP financial measure (net loss), as the reconciliation to the corresponding GAAP measure is not available due to the variability, complexity and limited visibility of the non-cash items that are excluded from forward-looking Adjusted EBITDA.

We utilize certain non-GAAP financial measures, including Free Cash Flow and Adjusted EBITDA, to evaluate our actual operating performance and for the planning and forecasting of future periods.

We define Free Cash Flow as net cash used in operating activities less net cash used in investing activities.

We define Adjusted EBITDA as net loss, plus depreciation and amortization, interest expense, income tax expense (benefit), equity-based compensation, loss on extinguishment of debt, impairment of long-lived assets, abandonment and other related charges and certain other non-operating expenses, such as one-time store closure costs associated with our real estate repositioning strategy, severance, retention and other labor costs, certain one-time legal settlement costs, and unrealized foreign currency adjustments. We use Adjusted EBITDA when evaluating our performance when we believe that certain items are not indicative of operating performance. Adjusted EBITDA provides useful supplemental information to management regarding our operating performance, and we believe it will provide the same to members/stockholders.

We believe that Adjusted EBITDA will provide useful information to members/stockholders about our performance, financial condition, and results of operations for the following reasons: (i) Adjusted EBITDA is among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions and (ii) Adjusted EBITDA is frequently used by securities analysts, investors, lenders, and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

Adjusted EBITDA does not have a definition under GAAP, and our definition of Adjusted EBITDA may not be the same as, or comparable to, similarly titled measures used by other companies. Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

A reconciliation of Free Cash Flow and Adjusted EBITDA to Net Cash used in operating activities and net loss, respectively the most directly comparable GAAP financial measures, is set forth below.

SmileDirectClub, Inc.
Reconciliation of Free Cash Flow
(in thousands)

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
Net Cash used in operating activities	$(17,841)	$(32,577)	$(17,840)
Net Cash used in investing activities	(10,244)	(8,041)	(17,754)
Free Cash Flow	$(28,085)	$(40,618)	$(35,594)

SmileDirectClub, Inc.
Reconciliation of Net Loss to Adjusted EBITDA
(in thousands)

(in thousands)	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net loss	$(53,796)	$(65,727)	$(65,486)	$(119,523)	$(138,690)
Depreciation and amortization	15,518	15,873	19,580	31,391	38,496
Total interest expense	8,527	7,709	4,454	16,236	6,010
Income tax expense (benefit)	492	321	256	813	(1,207)
Lease abandonment and impairment of long-lived assets	4,811	947	—	5,758	1,232
Restructuring and other related costs	3,709	7,754	3,168	11,463	14,700
Equity-based compensation	5,345	6,630	8,560	11,975	13,866
Other non-operating general and administrative losses	1,813	22	6,306	1,835	7,990
Adjusted EBITDA	$(13,581)	$(26,471)	$(23,162)	$(40,052)	$(57,603)